Exhibit 10.56

March 1, 2007

Dr. Arthur J. Sytkowski

203 Park Avenue

Arlington, MA 02476

Dear Dr. Sytkowski,

This letter is to document our agreement that DNAPrint Genomics, Inc. (“DNAPrint”) will pay for unpaid invoices incurred to date and in the future, related to the Consulting Services Agreement dated August 1, 2006 (“Consulting Agreement”), in registered common stock.  We agree that you will be issued up to 30,000,000 shares of DNAPrint Genomics, Inc. common stock, that are registered on a Form S-8, as consideration for consulting services performed for DNAPrint in accordance with the Consulting Agreement.   Notwithstanding the foregoing, DNAPrint has the option to pay such amounts due to you in cash.  In addition, DNAPrint shall pay 5% interest on any amounts which remain unpaid for 30 days from the date payment is due to the date of stock issuance or cash payment.

Within thirty days of payment coming due under the Consulting Agreement, DNAPrint shall pay amounts due in cash or issue shares based upon the following calculation:

The average low price is computed by averaging the low price of the DNAPrint common stock for three days prior to the invoice date per the http://integratir.com/ site. This average low price will be discounted by 15% to determine the conversion price.  The invoice amount will be divided by the conversion price to equal the number of shares to issue.  Here is an example using a $1,000 invoice.

$0.010 low price 5th day before invoice

$0.009 low price 4th day before invoice

$0.011 low price 3rd day before invoice

$0.010 Average low price for three days prior to invoice date 15% Discount on price for fees $0.0085 conversion price $1,000 amount owed Shares owed: 117,647

With fifteen days notice, Dr. Sytkowski and/or DNAPrint can cancel this agreement and require all payments owed to Dr. Sytkowski to be made in cash.

If you have any questions regarding the foregoing, please do not hesitate to contact me.  Please review, date and sign a copy of this letter agreement and return it to me as soon as possible.

Very truly yours,

/s/ Richard Gabriel	12 March 2007
Richard Gabriel	Date
President and Chief Executive Officer

Accepted and Agreed

/s/ Arthur J. Sytkowski	5 March 2007
Dr. Arthur J. Sytkowski	Date